Eli Lilly and Company
                               Lilly Corporate Center
                            Indianapolis, Indiana  46285
                                Daniel P. Carmichael
                               Deputy General Counsel
                                    and Secretary


                                           March 22, 1996



            Eli Lilly and Company
            Lilly Corporate Center
            Indianapolis, Indiana  46285

            Gentlemen:

            On or about March 22, 1996, Eli Lilly and Company (the ``Company'') will file with the Securities and Exchange Commission on Form S-8 its Registration Statement (``Registration Statement'') relating to 5,400,000 additional shares of Common Stock that may be issued or transferred by the Company upon the exercise of stock options or pursuant to stock grants that may be granted to employees of the Company and its subsidiaries under the GlobalShares Stock Plan (the ``Plan'').

            With respect to the Company and shares of its Common Stock, I am of the opinion that:

               A. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

               B. The 5,400,000 shares of Common Stock referred to above:

                      (i)  are duly authorized;

                      (ii) upon selection, in accordance with the terms
                 of the Plan, of grantees from among those employees of the Company and its subsidiaries eligible for receipt of stock options and stock grants (``Eligible Employees''), may be validly included in grants of stock options and stock grants to such Eligible Employees; and

                      (iii) will be validly issued and outstanding,
                 fully paid and nonassessable upon issuance or transfer:

                           (a)  pursuant to the due exercise of stock
                      options in accordance with the terms and subject to the conditions of the Plan and the payment of the option price stated in such options; and

                           (b)  pursuant to stock grants, subject,
                      however, to any restrictions that may be imposed pursuant to the terms of the Plan or the grants.

            In arriving at the foregoing opinion, I have examined corporate records, plans, agreements and other documents of the Company.

            I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             s/Daniel P. Carmichael